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Exhibit 10.06

                  EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into effective this 1st day of June, 1999, by and between NATEX CORPORATION, a Utah corporation (the "Employer"), and ROBERT K. IPSON (the "Executive").

     FOR AND IN CONSIDERATION of the mutual covenants contained herein and of the mutual benefits to be derived hereunder, the parties agree as follows:

     1. Employment. Employer hereby employs Executive to perform those duties generally described in this Agreement, and Employee hereby accepts and agrees to such employment on the terms and conditions hereinafter set forth.

     2. Term. The term of this Agreement shall commence on January 1, 1999, and end on December 31 1999.

     3. Duties. During the term of this Agreement, Executive shall be employed by Employer as its President. Executive agrees to serve in such office or position with Employer or any subsidiary of Employer and such substitute or further offices or positions as shall, from time to time, be determined by Employer's board of directors. Executive agrees to continue to serve as a member of the Employer's board of directors for no additional compensation. Executive shall devote substantially all of his working time and efforts to the business of Employer and its subsidiaries and shall not, during the term of this Agreement, be engaged in any other substantial business activities that will significantly interfere or conflict with the reasonable performance of his duties hereunder.

     4. Compensation. For all services rendered by Executive during the term hereof, Employer shall pay to Executive $75,000, payable as follows:
Securities of the Employer consisting of 150,000 Units, at a value of $0.50 per Unit. Each Unit consisting of one share of the Employer's Common Stock, $0.001 par value, and one Common Stock Purchase Warrant to purchase one share of Common Stock at an exercise price of $1.00 per share, as set forth in the Subscription Agreement attached hereto as Exhibit A. In connection with the execution of this Agreement Executive will execute the Subscription Agreement and such other documents the Employer may require to document and provide for the issuance of the Common Stock and Common Stock Purchase Warrant. All salary payments may be subject to withholding and other applicable taxes. The rate of salary may be increased at any time as the board of directors may determine, based on earnings, increased activities of the Employer, or such other factors as the board of directors may deem appropriate.

     5. Expenses. Employer will reimburse Executive for expenses incurred in connection with Employer's business, including expenses for travel, lodging, meals, beverages, entertainment, and other items on Executive's periodic presentation of an account of such expenses. Employer shall reimburse Executive for business use of his personal vehicle.

     6. Termination for Cause. Employer may not terminate this Agreement during its term without cause by showing that Executive has materially breached its terms; that Executive, in the determination of the board, has been grossly negligent in the performance of his duties; that he has substantially failed to meet written standards established by Employer for the performance of his duties; or that he has engaged in material willful or gross misconduct in the performance of his duties hereunder.

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     7.     Indemnification.  Employer shall indemnify Executive and hold
Executive harmless from liability for acts or decisions made by Executive while performing services for Employer to the greatest extent permitted by applicable law. Employer shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Employer against such liability.

     8. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

     9. Entire Agreement. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto with respect to the employment of Executive by Employer. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto covering any matter during this contract period, or any plans or periods thereafter, shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that is to constitute a part of this Agreement and is attached as an amendment to this Agreement and is signed by the parties to this Agreement.

     10. Enforcement. Each of the parties to this Agreement shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

     11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Utah.

     12. Severability. If and to the extent that any court of competent jurisdication holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     13. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any covenant, agreement, term, or condition.

     14. Litigation Expenses. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of Executive's rights under this Agreement, Executive shall be entitled to recover from the Employer reasonable attorneys' fees, costs, and expenses incurred by Executive in connection with the enforcement of said rights, should the Executive prevail in such enforcement action. If, however, the Executive does not prevail in such enforcement action, Executive shall be responsible for all attorney's fees, costs, and expenses incurred by both Executive and Employer.

     AGREED AND ENTERED INTO as of the date first above written.

EMPLOYER:     NATEX CORPORATION
By________________________________________
  Duly Authorized Officer

EXECUTIVE:
By________________________________________
  ROBERT K. IPSON